                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               VIEWCAST.COM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                               [VIEWCAST.COM LOGO]

ViewCast.com, Inc.
2665 Villa Creek Drive
Suite 200
Dallas, TX  75234

June 10, 1999

Dear Shareholder:

     You are cordially invited to attend ViewCast.com's (the "Company") Annual Meeting of Shareholders to be held on July 22, 1999, at 1:30 p.m. local time at the offices of the Company, 2665 Villa Creek Drive, Suite 200, Dallas, TX 75234.

     We will report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to shareholders. Information about the meeting and the various matters on which the shareholders will act is included in the Notice of Meeting and Proxy Statement which follow. Also included is a Proxy/Voting Instruction Card and postage-paid return envelope.

     Whether or not you are able to attend, it is important that your shares be represented and voted at this meeting. Accordingly, please complete, sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience. Your prompt response would be greatly appreciated.


                                   Sincerely,




                                   William D. Jobe
                                   Chief Executive Officer



================================================================================
                             YOUR VOTE IS IMPORTANT!

         EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR VOTE WILL BE COUNTED. YOU MAY VOTE IN PERSON IF YOU SO DESIRE EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

         IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKERAGE FIRM OR OTHER NOMINEE, PLEASE CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE YOUR SHARES ON THE ENCLOSED CARD.

================================================================================

                               VIEWCAST.COM, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JULY 22, 1999



TO THE SHAREHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ViewCast.com, Inc. (formerly MultiMedia Access Corporation), a Delaware corporation (the "Company"), is scheduled to be held on July 22, 1999 at 1:30 p.m., local time, at the offices of the Company, 2665 Villa Creek Drive, Suite 200, Dallas, TX 75234 for the following purposes:

             1. To elect five directors to serve for the terms of office specified in the accompanying proxy statement and until their successors are duly elected and qualified;

             2. To approve an increase in authorized shares of Common Stock of the Company from 30,000,000 to 40,000,000;

             3.  To approve the convertibility of Series B Preferred Stock;

             4. To approve an increase in the shares of Common Stock as to which options may be granted under the Company's 1995 Employee Stock Option Plan from 3,900,000 to 4,900,000;

             5 To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for fiscal year 1999; and

             6. To transact such other business as may properly come before the meeting and any adjournment thereof.

    Only shareholders of record at the close of business on June 3, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. Shareholders attending the meeting may revoke their proxy and vote in person.


                                              FOR THE BOARD OF DIRECTORS




                                              Frederick B. Cowen
                                              Asst. Secretary

                               VIEWCAST.COM, INC.

                                 PROXY STATEMENT

                               GENERAL INFORMATION


PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of common stock, $.0001 par value (the "Common Stock"), of ViewCast.com, Inc., a Delaware corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders to be held on Thursday, July 22, 1999, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters that will come before the Annual Meeting.

     Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. These proxy solicitation materials are first being mailed on or about June 10, 1999 to all shareholders entitled to vote at the Annual Meeting. Proxies will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby in favor of the matters as set forth in the accompanying Notice of Annual Meeting of Shareholders and in accordance with their best judgment on any other matters which may properly come before the Annual Meeting.

RECORD DATE AND VOTING RIGHTS

     Only shareholders of record at the close of business on June 3, 1999 are entitled to notice of and to vote at the Annual Meeting. As of the record date, __________ shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters that may properly come before the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstention and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting. Accordingly, abstentions or non-votes will not affect the election of candidates receiving the plurality of votes.

     The approval of a majority of the outstanding stock entitled to vote is required under Delaware law in order to pass an amendment to the Company's Certificate of Incorporation. For this purpose, abstentions and non-voters will be deemed shares voted against the proposed increase in the number of shares authorized.

     All other matters to come before the Annual Meeting require the approval of the holders of a majority of the votes cast at the Annual Meeting. For this purpose, abstentions and non-voters will be deemed shares not voted on such matters, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for the approval of such matters.

     Votes at the Annual Meeting will be tabulated by Inspectors of Election appointed by the Company.


             NOTICE OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO
                  CHANGE THE COMPANY NAME TO VIEWCAST.COM, INC.

     The Company's Board of Directors has adopted, and the holders of a majority of the Company's outstanding shares of common stock have consented in writing to, a resolution to amend Article 1 of the Company's Certificate of Incorporation to change the Company's name from MultiMedia Access Corporation to ViewCast.com, Inc. The applicable text of the Board's resolution is as follows:

     RESOLVED, that Article 1 of the Company's Certificate of Incorporation be amended to read in its entirety as follows:

     "FIRST. The name of the Corporation is ViewCast.com, Inc."

     In the judgment of the Board of Directors, the name ViewCast.com, Inc. more accurately reflects the Company's position in the Internet video streaming market and its strategic focus.

     The amendment was filed with the Secretary of State of the State of Delaware and became effective on April 8, 1999.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     Five directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next Annual Meeting and until their successors are elected and qualified. Messrs. Ardinger, Autem, Johnson, Jobe and Norem currently serve as directors of the Company. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

    The names of the nominees and certain other information about them are set forth below:

    NOMINEE             AGE     DIRECTOR SINCE     OFFICE HELD WITH COMPANY
    -------             ---     --------------     ------------------------
H. T. Ardinger           74         1999           Chairman of the Board

Joseph  Autem            41         1999           Director

William D. Jobe          61         1994           Director, President and
                                                   Chief Executive Officer

William E. Johnson       54         1998           Director

Glenn A. Norem           46         1994           Director


     MR. ARDINGER has served as a Director and Chairman of the Board of the Company since April 1999. Mr. Ardinger co-founded H.T. Ardinger & Son Co., a specialty import wholesaler, where he has served as Chairman of the Board and Chief Executive Officer since 1964. Mr. Ardinger served as a Director and Executive Committee Member of Home Interiors & Gifts, Dallas, Texas, from 1958 through 1998 and was a founding Limited Partner of the Dallas Maverick's National Basketball Association Franchise in 1980. Mr. Ardinger received a B.B.A. degree in Business Administration from Southern Methodist University.

     MR. AUTEM has served as a Director of the Company since January 1999 and has served as a Director of Broadcast.com, Inc. since September 1996. Mr. Autem has served in various consulting capacities from July 1998 to the present. Mr. Autem previously served as Senior Vice President and Chief Financial Officer of CS Wireless, Inc., a privately held company that provides wireless video and high speed internet access, from June to July 1998. Mr. Autem also served as a partner of Vision Technology Partners, a private investment company, from March 1997 to June 1998. From July 1996 to December 1996, Mr. Autem served as Chief Financial Officer of the Broadcast.com, Inc. From 1992 to 1996, Mr. Autem served as Vice President of Finance, Secretary, Treasurer and Chief Financial Officer of OpenConnect Systems, Inc., a software company. Mr. Autem became a certified public accountant in 1987 and holds a B.S. in Accounting from Pittsburgh State University.

     MR. JOBE has been a Director of the Company since November 1994 and President and Chief Executive Officer since January 1999. Since July 1991, Mr. Jobe has been a private venture capitalist and computer industry advisor. From June 1990 to July 1991, Mr. Jobe was President of MIPS Technology Development, a subsidiary of MIPS Computer Systems, Inc., a supplier of reduced instruction set computing products and technology. From September 1987 to June 1990, Mr. Jobe was Executive Vice President for Sales, Marketing and Service of MIPS Computer Systems, Inc. From 1993 through 1995, Mr. Jobe was Chairman and a Director of Great Bear Technology, Inc., a publicly-traded supplier of interactive multimedia software. Mr. Jobe received a B.S.M.E. and a M.S.M.E. from Texas
A & M University and a P.M.D. from Harvard Business School.

     MR. JOHNSON has been director of the Company since April 1998. He has been President of William E. Johnson Associates, a private investment company, since 1993. From 1986 to 1992, Mr. Johnson served as Chairman and Chief Executive Officer of Scientific-Atlanta, Inc. a manufacturer of telecommunications instruments and equipment. Mr. Johnson currently serves as a director of TSAT-Primestar Satellite, a publicly-traded provider of digital video services and of XL Connect, a publicly-traded provider of computer services. Mr. Johnson received a B.A. degree in American Studies from Yale University and a M.B.A. from Harvard University.

     MR. NOREM has been a director of the Company since its inception in February 1994. Mr. Norem was Chief Executive Officer of the Company and each of the Company's subsidiaries from their respective inceptions until his resignation in January 1999. Mr. Norem will continue as a director of the Company. Mr. Norem has also been Chairman and Chief Executive Officer of Catalyst Financial Corporation ("Catalyst"), an investment and business advisory firm to development stage companies in the computer and communications industries, since its inception in January 1990. From March 1984 to December 1989, Mr. Norem was a general partner of Barry Cash Southwest Partnership, L.P., a venture capital partnership. From May 1985 to December 1989, Mr. Norem was a general partner of InterWest III, L.P. a venture capital partnership. Previously, he was Corporate Strategic Business Development Manager at Texas Instruments, Inc. Mr. Norem began his career with IBM Corporation's System Communications Division R & D Laboratory. Mr. Norem received a B.S. degree in Electrical Engineering (Systems Engineering) from Southern Illinois University and a M.B.A. (Finance and Marketing) from the University of Chicago.

EXECUTIVE OFFICERS

     The following table contains information as of May 15, 1999 as to the executive officers of the Company.

              NAME                AGE         OFFICE HELD WITH COMPANY
         ---------------          ---      ---------------------------------
         William D. Jobe          61       Chief Executive Officer

         David T. Stoner          41       Vice President of Operations

         Neal S. Page             39       Vice President of Osprey Products

     MR. JOBE'S information can be found with the above information concerning nominees for director.

     MR. STONER joined the Company as Vice President of Operations in August 1996. From August 1994 to August 1996, Mr. Stoner was Vice President of Engineering for the Connectworks Division of Connectware, Inc., a wholly owned subsidiary of AMP Inc. From July 1986 to August 1994, Mr. Stoner was employed by Visual Information Technologies, Inc. ("VITec"), a manufacturer of video, imaging, and graphics products, which was purchased by Connectware, Inc. At VITec, Mr. Stoner was responsible for the development of hardware and software products, and served in various positions including Vice President of Engineering. From January 1979 to July 1986, Mr. Stoner served in various engineering positions at Texas Instruments, Inc. Mr. Stoner received his B.S. degree in Electrical Engineering from the University of Kansas.

     MR. PAGE has been Vice President of Osprey Products since January 1995. From October 1994 to December 1994, Mr. Page served as Director of Product Development of the Company. From April 1988 to September 1994, Mr. Page was employed by Sun Microsystems, Inc., where he held management positions directing development and strategic relationships for multimedia technology products. Mr. Page developed advanced graphics and imaging products at General Electric from 1984 to 1988 and at Data General from 1983 to 1984. Mr. Page holds B.S. and M.S. degrees in Electrical and Computer Engineering from North Carolina State University.

     There are no family relationships among the directors, executive officers, or other significant employees of the Company.

DIRECTOR COMPENSATION

     Directors currently receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. In June 1993, Mr. Jobe was granted an option to purchase 5,110 shares of Common Stock under the 1993 Stock Option Plan at an exercise price of $0.20 per share. This option is fully vested. In November 1994, Mr. Jobe was granted an option to purchase 125,000 shares of Common Stock under the 1994 Option Plan, at an exercise price of $3.00 per share. The option vests as to one quarter of the shares subject to the option one year from the date of grant and one quarter of the shares subject to the option each year thereafter subject to acceleration based on the Company's performance. In November 1995, Mr. Jobe was granted options to purchase 40,000 shares of Common Stock exercisable at $3.00 per share under the 1995 Option Plan for consulting activity in addition to his director responsibilities. These options are fully vested.

     In September 1998, Mr. Jobe was granted an option to purchase 120,000 shares of Common Stock under the 1995 Option Plan, at an exercise price of $2.0625 per share. The option vests over a four year period. In December 1998, Mr. Jobe was granted an option to purchase 150,000 shares of Common Stock under the 1995 Option Plan, at an exercise price of $3.625 per share. The option vests over a one-year period.

     In April 1998, Mr. Johnson was granted an option to purchase 25,000 shares of Common Stock under the 1995 Option Plan, at an exercise price of $3.1875 per share. The option vests over a four-year period.

     In January 1999, Mr. Autem was granted an option to purchase 40,000 shares of Common Stock under the 1995 Option Plan, at an exercise price of $3.625 per share. The option vests over a four-year period.

     In May 1995, the Company adopted a 1995 Director Option Plan (the "Director Plan") under which only outside directors are eligible to receive stock options. The Director Plan provides for the grant of nonstatutory stock options to directors who are not employees of the Company. A total of 250,000 shares of Common Stock have been authorized for issuance under the Director Plan. As of March 31, 1999, options to purchase an aggregate of 105,000 shares at exercise prices ranging from $3.00 to $4.03125 per share had been granted under the Director Plan. Each non-employee director who joins the Board after May 1, 1995 will automatically be granted a nonstatutory option to purchase 15,000 shares of Common Stock on the date upon which such person first becomes a director. In addition, each such non-employee director will automatically be granted a nonstatutory option to purchase 10,000 shares of Common Stock upon annual re-election to the Board, provided the director has been a member of the Board for at least six months upon the date of re-election. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. Each initial 15,000 share grant vests at the rate of 25% of the option shares upon the first anniversary of the date of grant and one forty-eighth of the options shares per month thereafter, and each annual 10,000 share grant vests at the rate of 25% of the option shares upon the first anniversary of the date of grant and one forty-eighth of the options shares per month thereafter, in each case unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change in control transaction involving the Company, each option becomes exercisable unless assumed or an equivalent option substituted by the successor corporation. Unless terminated sooner, the Director Plan will terminate in 2005. The Director Plan is currently administered by the Board of Directors. The Board has authority to amend or terminate the Director Plan, provided that no such action may impair the rights of any optionee without the optionee's consent.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held a total of eight meetings during the Company's fiscal year ended December 31, 1998. Each Director attended in person or telephonically at least 75% of the meetings held by the Board of Directors and all committees thereof on which he served.

     The Board of Directors has established two standing committees: the Audit and Compensation Committees. Messrs. Ardinger, Autem, Jobe, Johnson and Norem are members of both the Audit and Compensation Committee.

     The Audit Committee, which met one time in 1998, recommends annually to the Board of Directors the appointment of the independent public accountants of the Company, discusses and reviews the scope and the fees of the prospective annual audit, reviews the results of the annual audit with the Company's independent public accountants, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves transactions, if any, with affiliated parties.

     The Compensation Committee, which met one time in 1998, reviews and approves salaries and bonuses for all officers, administers the Company's existing stock option plan, and carries out the responsibilities required by the rules of the U.S. Securities and Exchange Commission.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS NAMED ON THE ENCLOSED PROXY.

                                 PROPOSAL NO. 2

             INCREASE IN AUTHORIZED VIEWCAST.COM, INC. COMMON STOCK

     At the Annual Meeting, shareholders will vote upon the proposal to amend the ViewCast.com, Inc. (the "Company") Certificate of Incorporation to authorize the issuance of up to 40,000,000 shares of the Company's Common Stock. The Company's Certificate of Incorporation presently authorizes the issuance of up to 30,000,000 shares of the Company's Common Stock. At the close of business on May 12, 1999, there were 12,607,113 shares issued, outstanding, and entitled to vote, and an aggregate of 12,623,044 shares of the Company's Common Stock reserved for issuance pursuant to outstanding options, private warrants, public warrants and Series A and B Convertible Preferred Stock which are not entitled to vote at the Annual Meeting.

     The Board of Directors of the Company has proposed that the Fourth Article of the Company's Certificate of Incorporation be amended to increase the number of shares of MultiMedia Access Corporation Common Stock which the Company is authorized to issue from 30,000,000 to 40,000,000 shares. If approved by the shareholders, such additional authorized shares of Common Stock would be available for issuance at the discretion of the Board of Directors without further stockholder approval (subject to the Company's By-laws and Delaware law) in connection with possible mergers and acquisitions, in connection with employee benefit plans, and for other corporate purposes, such as private placements of the Company's Common Stock as part of a plan relative to improving the Company's capital structure, without the significant time delay and expenses incident to the holding of a special meeting of shareholders to consider any specific issuance.

     The Company presently has no specific plans, agreements, or understandings with respect to the issuance of any shares of ViewCast.com, Inc. Common Stock except as contemplated in connection with the Company's employee stock option plans, employee stock purchase plan, Series A and B Convertible Preferred Stock and outstanding public and private warrants. However, the Company has in the past and continues on an ongoing basis to review various acquisition candidates and to have preliminary discussions in this regard.

     The ViewCast.com, Inc. Common Stock for which authorization is sought would become part of the existing class of the Company's Common Stock. The new shares, when issued, would have the same rights and privileges as the shares of the Company's Common Stock presently outstanding. No shareholder of ViewCast.com, Inc. has any preemptive right to subscribe for or purchase any of the shares of the Company's Common Stock proposed to be authorized, and, once authorized, such shares would be available for issuance at such time and on such terms as the Board of Directors may consider appropriate.

DELAWARE'S ANTI-TAKEOVER LAW

     Section 203 (the "Anti-Takeover Law") of the Delaware General Corporation Law (the "Delaware Law") prevents certain Delaware corporations, including those whose securities are listed on the NASDAQ SmallCap Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested shareholder" (a shareholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors) for three years following the date that such shareholder became an "interested shareholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders amendment approved by at least a majority of the outstanding voting shares. ViewCast.com, Inc. has not "opted out" of the provisions of the Anti-Takeover Law.

POTENTIAL DISADVANTAGES TO SHAREHOLDERS OF AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

     If the increase in the authorized shares of ViewCast.com, Inc. Common Stock is approved, management will have authority to issue the shares to effect transactions that shareholders might not approve if they were given the opportunity to vote on the transactions. Under certain circumstances, there will be a potential for dilution to existing shareholders upon the issuance of common shares or preferred stock. The authorized but unissued shares of ViewCast.com, Inc. Common Stock could be used by incumbent management to make more difficult a change in control of ViewCast.com, Inc. Under certain circumstances, such shares could be used to frustrate persons seeking to effect a takeover or change in control of ViewCast.com, Inc. or to effect a merger, sale of all or any part of ViewCast.com, Inc.'s assets or a similar transaction, since the issuance of shares could be used to dilute the stock ownership of shares of the Company's voting stock held by such person. Although the Board of Directors has a fiduciary duty to act in the best interests of the Company's shareholders at all times, the ability of the Board to issue additional shares of ViewCast.com, Inc. Common Stock could prevent the proposal of transactions which some shareholders might consider to be in their best interest.

     To effect the increase in authorized ViewCast.com, Inc. Common Stock, the Fourth Article of the Company's Certificate of Incorporation would be amended to read as follows:

     "FOURTH: The Corporation shall have authority to issue forty million (40,000,000) shares of common stock, par value of $.0001 per share, and five million (5,000,000) shares of preferred stock, par value of $.0001 per share.

     The affirmative vote of the holders of a majority of the shares of ViewCast.com, Inc. Common Stock outstanding and entitled to vote at the Company's Annual Meeting is required to approve the amendment to the Company's Certificate of Incorporation.

     THE BOARD OF DIRECTORS OF VIEWCAST.COM, INC. UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE VIEWCAST.COM, INC. CERTIFICATE OF INCORPORATION.



                                   PROPOSAL 3

             APPROVAL OF CONVERTIBILITY OF SERIES B PREFERRED STOCK

ISSUANCE, SALE AND CONVERTIBILITY OF SERIES B PREFERRED STOCK

     Preferred Stock, par value $.0001 per share (the "Series B Preferred Stock") at $10.00 per share, raising $9,450,000 in gross proceeds for the Company. The holders of Series B Preferred Stock have no voting rights and are entitled to receive dividends at an annual rate equal to $0.80 per share payable semi-annually in arrears in cash or, at the option of the Corporation, in shares of Common Stock of the Corporation valued at the average of the daily trading price for the twenty (20) consecutive trading days ending ten (10) trading days prior to the dividend payment date.

     Each holder of shares of Series B Preferred Stock shall have the right, subject to any applicable laws and regulations, at any time commencing one hundred twenty (120) calendar days from the closing of the Company's Series B Preferred Stock Offering at the holder's option to convert each share of Series B Preferred Stock into shares of Common Stock at $3.625 per share of underlying Common Stock (subject to adjustment) for each $10.00 liquidation value share of Series B Preferred Stock. Pursuant to the subscription agreement between the Company and the subscribers for the Series B Preferred Stock and Nasdaq Rule 4460, the total number of shares of Common Stock into which the Series B Preferred Stock may be converted may not exceed 20% of the issued and outstanding Common Stock of the Company without the approval of the Company's shareholders. Although the issuance and sale of the Series B Preferred Stock was not conditioned upon the receipt of shareholder approval, or conversion of the Series B Preferred Stock up to 20% of the outstanding Common Stock of the Company, the Company has agreed to use its best efforts to obtain shareholder approval to permit the conversion of the shares of Series B Preferred Stock to up to 2,606,896 shares, or 21.5%, of outstanding shares of Common Stock of the Company as of February 24, 1999 at this meeting.

     The Board of Directors of the Company believes that approval of the convertibility of the Series B Preferred Stock above the 20% threshold will demonstrate its commitment to its investors and enhance future access to capital.

POTENTIAL ANTI-TAKEOVER EFFECTS OF CONVERTIBILITY

     If the shareholders of the Company approve the convertibility of the Series B Preferred Stock above the 20% threshold, up to 180,177 additional shares of Common Stock of the Company would be issuable by the Company than would otherwise be issuable if shareholder approval of the convertiblity were not obtained. The Series B Preferred Stock was sold exclusively to current shareholders of the Company. If the additional shares of Common Stock were issued to these current shareholders, such persons would beneficially own in the aggregate 27.2% of the Common Stock of the Company as of May 12, 1999. Therefore, the issuance of these shares of Common Stock to such persons could have the effect delaying, discouraging or making more difficult changes in control of the Company, including tender offers or takeover attempts which some shareholders might consider to be in their best interests.

VOTE REQUIRED

     The affirmative vote of a majority of the total votes cast is required to approve Proposal 3. Abstentions will therefore have the effect of a vote against Proposal 3 while broker non-votes will have no impact on the vote on Proposal 3.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF CONVERTIBILITY OF SERIES B PREFERRED STOCK.


                                 PROPOSAL NO. 4

                AMENDMENT OF THE 1995 EMPLOYEE STOCK OPTION PLAN

     The Board of Directors of the Company has proposed that the Company's 1995 Employee Stock Option Plan (the "1995 Option Plan") be amended to increase the number of shares available under the plan from 3,900,000 to 4,900,000. The 1995 Option Plan is intended to encourage stock ownership by employees of the Company, its divisions and subsidiary corporations, so that they may acquire or increase their proprietary interest in the Company, and to encourage such employees and directors to remain in the employ of the Company and to put forth maximum efforts for the success of the business. The 1995 Stock Plan (the "1995 Option Plan") provides for the grant to employees of the company of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and for the grant to employees and consultants of the company of nonstatutory stock options and stock purchase rights.

     As of May 15, 1999, options to purchase an aggregate of 2,478,784 shares of Common Stock at exercise prices ranging from $2.0625 to $5.84375 were outstanding, all representing at least the fair market value of the stock at the time of grant. The 1995 Option Plan may be administered by the Board or a committee approved by the Board in a manner that complies with Rule 16b-3 promulgated under the Securities Act. Currently, the 1995 Option Plan is administered by the Board of Directors, which determines the terms of options and rights granted, exercise price, number of shares subject to the option or right and the exercisability thereof. Options and rights granted under the 1995 Option Plan are not transferable other than by will or the laws of descent or distribution, and each option or right is exercisable during the lifetime of the recipient only by such person. Options that are outstanding under the 1995 Option Plan will remain outstanding until they are exercised or they expire in accordance with the terms of each option. The exercise price of all incentive stock options granted under the 1995 Option Plan must be at least equal to the fair market value of the shares of Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all other options granted under the 1995 Option Plan may not exceed ten years. In the event of certain changes in control of the Company, the 1995 Option Plan permits each outstanding option and right to become exercisable in full or assumed or an equivalent option to be substituted by the successor corporation.

     The Board of Directors may amend the Plan at any time but may not, without stockholder approval, adopt any amendment which would materially increase the benefits accruing to participants or materially modify the eligibility requirements. The Company also may not, without stockholder approval, adopt any amendment which would increase the maximum number of shares which may be issued under the Plan unless the increase results from a stock dividend, stock split or other change in the capital stock of the Company.

     The Company believes that the increase in the number of shares available under the 1995 Option Plan is necessary in order to allow the Company to be competitive in hiring and retaining qualified operational, financial, technical, marketing, sales and other personnel.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1995 EMPLOYEE STOCK OPTION PLAN.

                                 PROPOSAL NO. 5

                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     The Board of Directors has appointed the firm of Ernst & Young LLP as the Company's independent accountants for 1999. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment.

     A representative of Ernst & Young LLP is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR YEAR 1999.



                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of May 12, 1999 regarding the beneficial ownership of the Company's Common Stock of (i) each person known to the Company to be the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table (see "Executive Compensation") and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the address of each named beneficial owner is c/o ViewCast.com, Inc., 2665 Villa Creek Drive, Suite 200, Dallas, TX 75234. Except to the extent indicated in the footnotes, each of the beneficial owners named below has sole voting and investment power with respect to the shares listed.

                                                                                     PERCENTAGE OF
             NAME AND ADDRESS OF                   AMOUNT AND NATURE OF           OUTSTANDING SHARES
               BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)               OWNED (1) (2)
               ----------------                  ---------------------            -------------------
Estate of Fred Kassner..................               1,284,730 (3)                          9.7
  69 Spring Street
  Ramsey, NJ  07446
H. T. Ardinger, Jr........................             2,812,890 (4)                         19.3
  9040 Governors Row
  Dallas, TX  75247
M. Douglas Adkins.....................                 1,202,890 (5)                          8.9
  1601 Elm Street
  Dallas, TX  75201
Robert Moody, Jr........................                 972,251 (6)                          7.6
  601 Moody National Bank Bldg.
  Galveston, TX  77550
Glenn A. Norem.........................                1,195,854 (7)                          9.1
  121 Dickens Drive
  Coppell, TX  75019
William D. Jobe.........................                  89,825 (8)                           *
William E. Johnson.....................                   12,499 (9)                           *

William S. Leftwich.....................                  90,587 (10)                          *
Neal S. Page.............................                125,862 (11)                         1.0
David T. Stoner..........................                 59,208 (12)                          *
Philip M. Colquhoun....................                      --                                *
J. D. Vaughn.............................                    --                                *
Joseph Autem...........................                      --                                *

  All executive officers and directors
    as a group (ten persons)............               4,386,725 (4)(7)(8)(9)(10)(11)(12)    28.4

----------

*    Less that 1%

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from May 12, 1999 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from May 12, 1999 have been exercised. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Based on a total of 12,607,113 shares issued and outstanding plus, for each person listed, any common stock that person has the right to acquire as of July 12, 1999 pursuant to options, warrants, conversion privileges, etc.

(3) Includes (i) 486,666 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $4.19 per share, (ii) 71,667 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase common stock at $3.00 per share and (iii) 50,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants to purchase Common Stock at $4.50 per share.

(4) Includes (i) 134,334 shares owned by Mr. Ardinger's wife, (ii) 22,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $4.50 per share, (iii) 720,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $4.19 per share and (iv) 130,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $3.00 per share and
     (v) 1,103,448 shares of Common Stock reserved for issuance upon the conversion of $4,000,000 of Series B Convertible Preferred Stock to Common Stock at $3.625 per share.

(5) Includes (i) 56,667 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $3.00 per share, (ii) 10,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $4.50 per share, (iii) 226,666 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $4.19 per share and (iv) 551,724 shares of Common Stock reserved for issuance upon the conversion of $2,000,000 of Series B Convertible Preferred Stock to Common Stock at $3.625 per share.

(6) Includes (i) 250,000 shares beneficially owned by Moody Insurance Group, Inc., of which Mr. Moody is Chairman, President and the sole stockholder and (ii) 275,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $3.00 per share.

(7) Includes (i) 160,000 shares issuable at $3.30 per share upon exercise of options issued under the 1995 Option Plan, (ii) 50,000 shares issuable at $5.0875 per share upon exercise of options issued under the 1995 Option Plan, (iii) 268,500 shares of Common Stock reserved for issuance upon the exercise of outstanding options at $2.27 per share, (iv) 25,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at $3.00 per share and (v) 13,200 shares owned by Mr. Norem's children.

(8) Includes (i) 833 shares issuable at $3.00 per share upon the exercise of options issued under the 1994 Option Plan, (ii) 13,992 shares issuable at prices ranging from $3.00 - $4.03 per share upon the exercise of options issued under the 1995 Directors Option Plan and (iii) 75,000 shares issuable at $3.625 per share upon the exercise of options issued under the 1995 Option Plan.

(9) Includes (i) 4,687 shares issuable at $3.1875 per share upon the exercise of options issued under the 1995 Directors Option Plan and (ii) 7,812 shares issuable at $3.1875 per share upon the exercise of options issued under the 1995 Option Plan.

(10) Includes (i) 80,000 shares issuable $3.00 per share upon the exercise of options issued under the 1995 Option Plan and (ii) 8,666 shares issuable at $4.625 per share upon the exercise of options issued under the 1995 Option Plan.

(11) Includes (i) 80,000 shares issuable at $3.00 per share upon the exercise of options issued under the 1994 Option Plan, (ii) 34,333 shares issuable at $3.00 per share upon the exercise of options under the 1995 Option Plan and
     (iii) 9,333 shares issuable at $4.625 per share upon the exercise of options issued under the 1995 Option Plan.

(12) Includes 56,667 shares issuable at $4.00 per share upon the exercise of options granted under the 1995 Option Plan.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning compensation paid by the Company to the Chief Executive Officer and to all other executive officers of the Company whose total salary and bonus exceeded $100,000 for the year ended December 31, 1998.

                    SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                        ANNUAL COMPENSATION              COMPENSATION
                                                     -------------------------           ------------
        NAME AND                                                                            OPTIONS
   PRINCIPAL POSITION         FISCAL YEAR             SALARY            BONUS             (IN SHARES)
-------------------------     -----------            --------          -------           ------------

Glenn A. Norem                    1998               $182,292              --               360,000
  Chief Executive Officer         1997                161,042              --                50,000
                                  1996                135,000              --               160,000

William S. Leftwich               1998               $120,000              --                10,000
  Chief Financial Officer         1997                120,000              --                20,000
                                  1996                110,000              --                30,000

Philip M. Colquhoun (3)           1998               $150,000              --                25,000
  President and Chief             1997                148,334              --                   --
  Operating Officer               1996                140,000          $35,000               50,000

Neal S. Page                      1998               $114,990          $25,783               35,000
  Vice President of               1997                112,490           10,000               20,000
  Osprey Products                 1996                 99,990              --                50,000

David T. Stoner                   1998               $120,000              --                 5,000
  Vice President of               1997                120,000              --                   --
  Operations                      1996                120,000 (1)          --               100,000

J. D. Vaughn (3)                  1998               $110,000          $68,714               50,000
  Vice President of Sales         1997                120,000 (2)       10,000              100,000
  And Marketing

(1) Represents Mr. Stoner's annual salary. He assumed his duties with the Company on August 16, 1996 and earned $44,615 in salary in 1996.

(2) Represents Mr. Vaughn's annual salary. He assumed his duties with the Company on November 1, 1997 and earned $20,000 in salary in 1997.

(3) Mr. Colquhoun and Mr. Vaughn resigned from their employment with the Company in December 1998.


     The following table provides information concerning options granted to the executive officers of the Company in 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                             % OF TOTAL
                                            OPTIONS GRANTED       EXERCISE OR
                                  OPTIONS   TO EMPLOYEES IN          BASE        EXPIRATION
               NAME               GRANTED    FISCAL YEAR          PRICE/SHARE       DATE
-----------------------------     -------   ---------------       ------------   ----------

Glenn A. Norem...............     360,000        21.6               $2.2700        9/09/03
William S. Leftwich..........      10,000         0.6               $2.0625        9/09/08
Philip M. Colquhoun..........      25,000         1.5               $2.0625        9/09/08
Neal S. Page.................       5,000         2.1               $2.0625        9/09/08
David T. Stoner..............       5,000         0.3               $2.0625        9/09/08
J. D. Vaughn.................      50,000         3.0               $2.0625        9/09/08


YEAR-END OPTION VALUES

     The following table sets forth certain information as of December 31, 1998 concerning the value of unexercised options held by the officers named in the Summary Compensation Table above.

                          FISCAL YEAR-END OPTION VALUES

                                          NUMBER OF SHARES                      VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED                   IN-THE MONEY OPTIONS
                                    OPTIONS AT DECEMBER 31, 1998              AT DECEMBER 31, 1998(1)
                                 ---------------------------------         -------------------------------
       NAME                      EXERCISABLE         UNEXERCISABLE         EXERCISABLE       UNEXERCISABLE
-------------------              -----------         -------------         -----------       -------------

Glenn A. Norem                     242,532              457,468              $30,713            $139,050
William S. Leftwich                 84,500               35,500                 --                 5,938
Philip M. Colquhoun                149,168              125,832                 --                   --
Neal S. Page                       115,666               69,334                 --                20,781
David T. Stoner                     46,667               58,333                 --                 2,969
J. D. Vaughn                        20,000                 --                   --                   --


(1) Represents the difference between the exercise price of the outstanding options and the fair market value of the Common Stock on December 31, 1998 of $2.65625 per share.

EMPLOYMENT AGREEMENTS

     The Company entered into a five-year employment agreement with Glenn A. Norem, effective February 7, 1994, which provided for his employment as Chief Executive Officer. This agreement was terminated effective February 6, 1999, upon his resignation from the Company. A separation agreement, dated January 15, 1999 provides for a continuation of Mr. Norem's annual base compensation of $175,000 through June 30, 1999, the payment to Mr. Norem of all notes, interest, expenses and accrued compensation ($90,082) within seven days of the date of the agreement, the immediate vesting of all stock options owned by Mr. Norem and the removal of all restrictive legends from all Company securities owned by Mr. Norem to the extent permitted by applicable Federal and State securities laws. The agreement also includes a non-compete, non-solicitation and non-circumvention agreement with the Company until June 30, 1999. Mr. Norem also agreed to stand for re-election to the Company's Board of Directors. In addition, Mr. Norem agreed to provide consulting services to the Company at least through October 15, 1999.

     The Company has also entered into employment agreements with Messrs. Colquhoun, Leftwich, Page, Stoner and Vaughn. These employment agreements provide (i) for annual base compensation of $90,000, $90,000, $90,000, $120,000 and $120,000 respectively, as adjusted periodically by the Board of Directors;
(ii) that the officer is eligible to participate in the Company's Employee Stock Option Plans and Executive Bonus Plans; and (iii) that the employment of each officer with the Company is "at will" and may be terminated by the officer or the Company at any time, for any reason or no reason.

     The employment agreement for Mr. Colquhoun was terminated effective December 1, 1998 upon his resignation from the Company. A separation agreement dated December 15, 1998 provides for continuation of Mr. Colquhoun's annual base compensation of $150,000 through May 31, 1999. In addition, Mr. Colquhoun agreed to provide consulting services to the Company for a period of twelve months. The employment agreements for Mr. Vaughn and Mr. Leftwich were terminated effective December 2, 1998 and May 14, 1999, respectively upon their resignations from the Company.

                              CERTAIN TRANSACTIONS

     In October 1996, Glenn A. Norem, director and former Chief Executive Officer of the Company, agreed to defer the receipt of $170,308 principal amount of secured and demand notes, accrued interest of $13,154 and accrued salary and bonuses of $127,781 until February 1998. The Company agreed to pay Mr. Norem interest at a rate of 15% per annum on the deferred amount. The amounts were paid in full in February 1999. In addition, Mr. Norem was repaid $200,000 principal amount of secured and demand notes plus accrued interest of $8,921 on convertible notes from the proceeds of the Company's initial public offering on February 7, 1997. Also, G. A. Norem I L.P., a partnership managed by Mr. Norem, was repaid $35,000 principal amount of secured and demand notes plus accrued interest of $10,068 from the proceeds of the offering.

    In November 1998, the Company entered into a working capital line of credit facility for up to $9 million with one of its principal shareholders and now Chairman of the Board, H. T. Ardinger, Jr. This one year, renewable facility, which contains terms more favorable to the Company than its prior facility, bears interest at 12% per annum and is secured by all assets of the Company. The availability of funds under this facility is subject to certain borrowing base limitations based principally on qualifying accounts receivable and inventory.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who beneficially own more that 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by the regulation to furnish the Company with copies of the Section 16(a) forms which they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent (10%) beneficial owners were complied with, with the exception of Glenn A. Norem and H. T. Ardinger, Jr., Directors of the Company, who each failed to timely file a Form 5. Mr. Norem is now current in his Section 16(a) filings. The Company is currently working with Mr. Ardinger to comply with the requirements of Section 16(a).


                              SHAREHOLDER PROPOSALS

     Proposals of Shareholders of the Company that are intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the Company no later than February 3, 2000 in order that they may be included in the proxy statement and form of proxy relating to that meeting.


                                  ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 including the financial statements and notes thereto is being mailed to the shareholders of record along with this Proxy Statement. The Annual Report on Form 10-KSB is not incorporated by reference in this Proxy Statement and is not considered to be part of the proxy material.



                                  OTHER MATTERS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting other than those referred to in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

     By Order of the Board of Directors




                                        Frederick B. Cowen
                                        Asst. Secretary

Date:  June 10, 1999

                               VIEWCAST.COM, INC.
                        2665 VILLA CREEK DRIVE, SUITE 200
                                DALLAS, TX 75234

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints William D. Jobe and William E. Johnson, and each of them, agents with full power of substitution, to vote as proxy all the shares of Common Stock of ViewCast.com, Inc. held of record by the undersigned on June 3, 1999 at the Annual Meeting of Stockholders of ViewCast.com, Inc. to be held on July 22, 1999 and at any adjournment or postponement thereof, in the manner indicated on the reverse hereof and in their discretion on such other matters as may properly come before said meeting or any adjournments thereof.

     The Proxy will be voted as directed, or if no direction is indicated, will be voted FOR all nominees listed below for election as directors, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and for Proposal 5. The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5.

(1)      ELECTION OF DIRECTORS
         Nominees: H.T. Ardinger Jr., Joseph Autem, William D. Jobe, William E. Johnson and Glenn A. Norem

         [ ] VOTE FOR for all nominees above, except as to the following nominees (if any):
                           -----------------------------------------------------

         -----------------------------------------------------------------------
         [ ] VOTE WITHHELD from all nominees

(2) APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK
         [ ] FOR                  [ ] AGAINST                  [ ] ABSTAIN

                               (continued on back)

********************************************************************************
                             (continued from front)

(3)      APPROVAL OF THE CONVERTIBILITY OF SERIES B PREFERRED STOCK.
         [ ] FOR                  [ ] AGAINST                  [ ] ABSTAIN

(4)      APPROVAL OF AN AMENDMENT TO THE 1995 EMPLOYEE STOCK OPTION PLAN
         [ ] FOR                  [ ] AGAINST                  [ ] ABSTAIN

(5)      RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT
         AUDITORS.
         [ ] FOR                  [ ] AGAINST                  [ ] ABSTAIN


                                  DATED:
                                        ----------------------------------, 1999


                                        ----------------------------------------
                                              Signature


                                        ----------------------------------------
                                              Signature (if held jointly)

                                    When signing as Executor, Administrator,
                                    Trustee or the like, please give full title.